EXHIBIT 10.8

LOAN POLICY

LOAN NO. 0044-10186-59

MATURITY: 25/06/2015

CURRENCY: EURO

PAYMENT ACCOUNT: 0075-0953-64-060******9571

AMOUNT: 55.000,00 (EURO FIFTY FIVE THOUSAND)

PLACE AND DATE OF CONTRACT: ARROYO DE LA MIEL (MALAGA) 02-06-10

APPEARING, BANCO POPULAR ESPANOL SA (The Bank) represented by:

D. SANTIAGO HERVES GARRIDO, with ID Tax number 0295751503Z and D(a) MONICA DESCALZO MARTIN, with ID Tax number 012326297E

AND

ACTING AS      ID TAX NUMBER             NAME          LIABILITY GUARANTOORS OR
                                                              ON BEHALF OF
HOLDER        C.IF. B92914282       ARROW CARS S.L.

PROXY         X3570493L             JEREMY DEAN HARRIS    HOLDER 001 DOCUM 76

POWER OF ATTORNEY:  NOTARY: AMELIA MARIN GARCIA; PLACE: ARROYO DE LA MIEL; DATE:
13/01/2010; NR. 76.

ADDRESS: AV. MIJAS 1, OFICINA 1. BENALMADENA. MALAGA 29630

Having agreed the terms of this contract with the intervention of Mrs. AMELIA MARIN GARCIA Notary expressly required to formalize this loan agreement.

SETTLEMENT TERMS

INTERESTS

- At capital free period: 4,929%

- At repayment period: 4,997%

- Late payment: 29%

COMMISSIONS

- Opening: 0,40%.

- Early repayment: 0,00%

COSTS

- Study: 0,00 Euros.
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- Claim of outstanding amounts: 30,05 euros.

METHOD OF PAYMENT AND REPAYMENT

- The forward transaction will be made at a fix rate.

- The terms duration shall be divided into two periods.

- Redemption free period from the date of this contract until the 25-06-2011 when only interest payment shall be made.

The first interest payment shall be made for the days in between the date of execution of this contract and the 25/06/2010. The remaining settlements, until the expiration of the period free redemption shall be made in monthly periods from that date, according to the table of repayments and settlements which is annexed to this document.

- Redemption Period: It will cover from the 25/06/2011 until the expiration date of the forward transaction. The repayment of principal and interest on the loan will be done through 48 monthly payments being the sum of each 1266.54 euros, including capital and interest. The repayment will be done in monthly installments from the 25-07 -2011 until the 25/06/2015.

Clients jointly are obliged to pay off in the Bank Branch before or on the due date indicated, the amount of the loan that, with the quoted number, is regulated by this contract, which shall be regulated by the following conditions.

CONDITIONS

FIRST:

Following client's instructions, the loan will be paid it will be paid by crediting in the client's account in the bank, the amount of euros stated in the conditions as loan amount.

SECOND:

During its term and up to the cancellation date, this loan will bear late interest penalty payment as indicated in paragraph Terms settlement, in period free of debt repayments and repayment.

The Interest calculation is made according to the following formula:

I = C * R * T/36000

Where:

C: Outstanding capital

R: nominal annual interest rate.

T: The period of time remaining the settlement.

THIRD:

At the time of payment the customer is required to pay to THE BANK:

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- A one off opening bank charge.

- Postal costs and management of overdrawn balances fee: will be paid once per each overdrawn, to cover the costs for managing the settlement.

- Study Costs: They will be calculated on the full amount of the loan and will be received once upon the signing of this contract.

The amount of fees and expenses shall be the amounts resulting from the application of the Conditions of Settlement which also contain the frequency of charges.

FOURTH. -

For the purpose of the payments made under this contract, the Client authorizes the bank, to charge the current accounts or other accounts or deposits held at THE BANK, with the periodic interests settlements.

FIFTH. -

The payments of these contract become delinquent when are failed to be made any of the payments related to this contract. The Bank will not need to notify this situation to the client to become effective.

When a payment becomes delinquent, as well as being a cause for early termination of the loan, the amounts due and unpaid will accrue penalty interest for late payment in favor of the Bank since the next day the payment was due, until its settlement by the client. The interest rate applicable is set in the Conditions of Settlement or the interest rate obtained as a result of increasing the ordinary interest rate with the percentage agreed for this case.

In accordance with Article 317 of the CC interest due and unpaid commissions, overdrawn balances commission; and postal fees, will be considered part of the capital of the loan, together with the penalty interest for late payment, which will accrue interests on the same period basis as the standard agreed payments of the loan. In case it was not agreed periodic payment, this and the allocation of the charges, as described above, will be calculated monthly, whilst the payments remain delinquent.

SIXTH. -

Notwithstanding the agreed term, the Bank may cancel the loan, demanding full payment when:

a) When the client breaches any of its obligations under this contract.

b) When the Bank find false statements or information in the Client or guarantor documents submitted, which have been used for granting the loan. When the client or the guarantor do not provide accurate information to know their exact legal or financial situation.

c) When the client sell more than 25% of total assets, modify or change its business activity or its legal nature, in a way that would negatively affect his solvency.

d) When the client is declared in legal situation of insolvency, bankruptcy or administration, his belongings were seized, when the client fails to fulfill other obligations with the Bank, when the client fails to pay postdated checks in such an amount that his solvency or guarantees provided for the purpose of this contract would be reduced substantially.

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e) When one of the guarantors die or they incur in any of the above  situations, except in case the client provides new guarantors who can satisfy the Bank.

SEVENTH. -

Early redemption. The loan is subject to early redemption, if so is decided by the client. Such redemption can be total or partial. The Amount paid will be applied firstly to interests, commissions and fees, secondly, to the repayment of capital. In case the early redemption will be requested by the client, the Bank will receive a commission, over the amount early repaid. The client will not be entitled to be reimbursed of the interest and fees paid in case of early redemption.

EIGHTH. -

In case the Bank decides to declare cancelled the loan in the situation described in Clause Sixth, the Client or the Guarantor will be obliged to repay in full any amounts outstanding related to the present contract.

In any case the full redemption of the loan and its interests can be legally enforced, using this contract together with a certificate issued by the Bank where will be confirmed the total amount outstanding.

NINTH. -

The parties expressly agree that the Bank will decide which debts will be settled with the amounts received into the Client's Bank Account.

The outstanding amounts corresponding to this contract, may be compensated by the Bank with any other amounts existing in favor of the Client in whatever form and documents that are represented, whatever it will be its maturity date, even for this purpose, the Bank can anticipate the same. All the client's goods, present and future will be committed to the fulfillment of this contract, especially those that are under the client's name in the Bank. The bank, is irrevocably authorized to proceed, in case the client defaults payment, to use the client's cash deposits and enforcements of any rights, documents or securities that may be deposited in the bank, in order, to settle the outstanding payments.

TENTH. -

Cash balances and credit rights derived, securities or financial assets, will be deemed a pledge made to the Bank until full settlement of all outstanding amounts arising from this contract will be settled. The same will not be available to the client without the Bank consent.

ELEVENTH. -

(Assignment). The Bank may assign, transfer or dispose of totally or partially, this contract or any rights under this contract.

TWELFTH. -

All taxes or charges created or to be created by the State, autonomous regions, provincial councils or similar entities, and expenses of any kind arising under the setting, compliance, communication or extinction of obligations related to this contract and especially the fees or brokerage of Notaries for their involvement in this contract or later interventions, and, where appropriate, the costs of registration or similar verifications needed by the Bank to obtain redemption of the debt, will be paid by the client, or the guarantor. The Bank will communicate to the client, previously to their effect, any changes in commissions and expenses to be paid by the client during the term of the loan.

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THIRTEENTH. -

The guarantor guarantee, jointly in case multiple guarantor, with the client all the obligations resulting from this contract. The guarantor waives the benefits of order, excusion and division and specially to the provisions of Article 1851 of the Civil Code regarding the non-extinction of the guarantee by the extension or extensions granted to the client. The Guarantee will be extended to any extensions, renewals, innovations or modifications of any kind, express or implied, that may arise in the obligations of this contract until the total extinction of the same.

The guarantor in order to fulfill the obligations of this contract accept to commit with this contract all his present or future goods, and especially those that exist in his name in the Bank. The bank, is irrevocably authorized to proceed, in case the client or the guarantor default any payment , to use their cash deposits and enforcements of any rights, documents or securities that may be deposited in the bank, in order, to settle the outstanding payments. Also authorize the Bank to enforce guarantor's liabilities in terms of the Condition Ninth.

The guarantor / s, for the purposes of requests or notices of any kind, designate his address as the one set at the header of the contract, unless he has duly notified the Bank of its change. The guarantor agrees to receive communication from the bank by any media.

FOURTEENTH. -

Personal data of the client provided to Bank now or in the future, including those resulting from computationally registered are recorded in their computer data bases for the purpose of being used by the Bank or third parties, in accordance with the provisions of this clause.

The bank will use these data for the management of the bank-client contractual relationship and to provide services related to it, including the possibility of remission, by the Bank or other third parties on behalf of the bank, of any information, customized or not, about products or services or third party on behalf of the bank and for any other purposes compatible with the above. The data may be stored in files in the bank even after the contractual relationship with the client has expired, exclusively for sending information and, in any case, during the legal time limits.

The Client authorize the Bank to communicate such data to third parties (financial, insurance, commerce, services, distribution, fund and pension, leasing) part of the Group's companies Bank, in order to be used for any of the purposes stated in the previous paragraph. The client through this clause is informed of this assignment to the transferees under this clause, as well as to other third parties (major financial companies, distribution Companies, service Companies) with identical purposes than those indicated. The consent to transfer data communication to third parties is revocable at any time.

The responsible of the treatment of this data is Banco Popular Espanol SA, residing at c / Velazquez, 35, Madrid, although the client may freely exercise, in any of the Bank's offices, his rights of access, rectification , cancellation of data and opposition (in the latter case, only in the cases prevented by law and except for the management of the bank-client contractual relationship.)

SIGNED
THE CLIENT                                          THE BANK
ARROW CARS                                          PP.: SANTIAGO HERVES GARRIDO
PP.: JEREMY DEAN HARRIS                             MONICA DESCALZO MARTIN.
GUARANTOR: JEREMY DEAN HARRIS

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